Filed Pursuant to Rule 433

Registration No. 333-285413

Final Term Sheet

May 28, 2025

U.S.$3,500,000,000

AT&T Inc.

U.S.$1,000,000,000 4.700% GLOBAL NOTES DUE 2030

U.S.$1,250,000,000 5.375% GLOBAL NOTES DUE 2035

U.S.$1,250,000,000 6.050% GLOBAL NOTES DUE 2056

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

4.700% Global Notes due 2030 (the “2030 Notes”),

5.375% Global Notes due 2035 (the “2035 Notes”) and

6.050% Global Notes due 2056 (the “2056 Notes” and, together with the 2030 Notes and the 2035 Notes, the “Notes”)

TRADE DATE:	May 28, 2025

SETTLEMENT DATE (T+4)*:	June 3, 2025

MATURITY DATE:	August 15, 2030, at par, for the 2030 Notes August 15, 2035, at par, for the 2035 Notes August 15, 2056, at par, for the 2056 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,000,000,000 for the 2030 Notes $1,250,000,000 for the 2035 Notes $1,250,000,000 for the 2056 Notes

PRICE TO PUBLIC (ISSUE PRICE):	99.876% for the 2030 Notes 99.887% for the 2035 Notes 99.364% for the 2056 Notes

GROSS SPREAD:	0.250% for the 2030 Notes 0.375% for the 2035 Notes 0.700% for the 2056 Notes

PRICE TO AT&T:	99.626% for the 2030 Notes 99.512% for the 2035 Notes 98.664% for the 2056 Notes

NET PROCEEDS:	$996,260,000 for the 2030 Notes $1,243,900,000 for the 2035 Notes $1,233,300,000 for the 2056 Notes

USE OF PROCEEDS:	AT&T intends to use the net proceeds from this offering for general corporate purposes.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES	Underwriters to reimburse $2,000,000 of AT&T’s expenses.

INTEREST RATE:	4.700% per annum for the 2030 Notes 5.375% per annum for the 2035 Notes 6.050% per annum for the 2056 Notes

INTEREST PAYMENT DATES:	February 15 and August 15 of each year, commencing on February 15, 2026.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter.

OPTIONAL REDEMPTION:	Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), as calculated by AT&T. Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed. Accrued but unpaid interest will be payable to, but excluding, the redemption date.
	Series	Par Call Date	Make-Whole Spread
	2030 Notes	July 15, 2030	10 bps
	2035 Notes	May 15, 2035	15 bps
	2056 Notes	February 15, 2056	20 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

ISSUER RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Positive) Fitch: BBB+ (Stable)

JOINT BOOKRUNNERS:

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Loop Capital Markets LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Scotia Capital (USA) Inc.

SENIOR CO-MANAGERS	Truist Securities, Inc. BNY Mellon Capital Markets, LLC PNC Capital Markets LLC Regions Securities LLC

CO-MANAGERS:	MFR Securities, Inc. CastleOak Securities, L.P. Stern Brothers & Co. Samuel A. Ramirez & Company, Inc. Blaylock Van, LLC R. Seelaus & Co., LLC

CUSIP NUMBER:	2030 Notes: 00206R MX7 2035 Notes: 00206R MY5 2056 Notes: 00206R MZ2

ISIN NUMBER:	2030 Notes: US00206RMX79 2035 Notes: US00206RMY52 2056 Notes: US00206RMZ28

REFERENCE DOCUMENT:	Prospectus Supplement, dated May 28, 2025; and Prospectus, dated February 28, 2025

*

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

No PRIPS or UK PRIIPS KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT

WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING DEUTSCHE BANK SECURITIES INC. AT 1-800-503-4611; RBC CAPITAL MARKETS, LLC AT 1-866-375-6829; SANTANDER US CAPITAL MARKETS LLC AT 1-855-403-3636; SMBC NIKKO SECURITIES AMERICA, INC. AT 1-212-224-5135; TD SECURITIES (USA) LLC AT 1-855-495-9846 AND WELLS FARGO SECURITIES, LLC AT 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.